Exhibit 99.3

VEEA INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2024 and December 31, 2023
and for the Three and Six Months Ended
June 30, 2024 and 2023

Veea Inc. and Subsidiaries

Condensed Consolidated Financial Statements

(Unaudited)

As of June 30, 2024 and December 31, 2023 and for the Three and Six Months Ended June 30, 2024 and 2023

Veea Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)
As of June 30, 2024 and December 31, 2023

	As of June 30,	As of December 31,
	2024	2023
	(Unaudited)

ASSETS
Current Assets
Cash	$869,594	$6,010,075
Receivables	52,015	52,838
Inventory, net	7,943,082	7,375,621
Prepaid expenses and other current assets	5,437,960	513,670
Total current assets	14,302,651	13,952,204
Property and equipment, net	300,392	376,667
Goodwill	4,793,149	4,797,078
Intangible assets, net	700,658	628,477
Right-of-use lease assets	292,066	545,411
Investments	452,572	451,874
Security deposits	85,573	85,595
Total assets	$20,927,061	$20,837,306
LIABILITIES & STOCKHOLDERS’ EQUITY (Deficit)
Current liabilities
Revolving line of credit	$9,000,000	$9,000,000
Related party notes, net of discount	12,598,000	12,598,000
Accrued interest, related party	2,882,982	2,272,993
Accounts payable	2,296,236	1,077,898
Accrued expenses	5,547,822	4,741,495
Investor deposits	-	2,048,776
Operating lease liabilities - current portion	300,240	445,850
Total current liabilities	32,625,280	32,185,012
Operating lease liabilities	-	119,424
Total liabilities	32,625,280	32,304,436
Stockholders’ Equity (Deficit)
Series A preferred stock, $.00001 par value, 35,920,813 shares authorized, 35,920,813 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	359	359
Series A-1 preferred stock, $.00001 par value, 44,228,636 shares authorized, 40,569,493 and 40,569,493 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	405	405
Series A-2 preferred stock, $.00001 par value, 41,000,000 shares authorized, 19,670,118 and 12,660,067 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	197	126
Common stock, $0.00001 par value, 146,000,000 shares authorized, 7,298,303 and 7,243,514 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	73	72
Additional paid-in capital	172,053,812	159,476,012
Accumulated deficit	(183,579,814)	(170,282,750)
Accumulated other comprehensive income (loss)	(173,251)	(661,354)
Total stockholders’ equity (deficit)	(11,698,219)	(11,467,130)
Total liabilities and stockholders’ equity (deficit)	$20,927,061	$20,837,306

(The accompanying notes are an integral part of these consolidated financial statements)

Veea Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
Three and Six Months Ended June 30, 2024 and 2023

	For the Three Months Ended		For the Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023

Sales, net	$40,811	7,706	$57,581	$31,105
Cost of Goods Sold	30,706	7,584	42,690	22,856
Gross profit (loss)	10,105	122	14,891	8,249
Operating Expenses:
Product development	701,946	139,734	796,169	490,839
Sales and marketing	292,140	57,632	378,404	161,187
General and administrative	5,785,051	4,101,417	11,102,408	7,261,446
Depreciation and amortization	68,465	589,020	137,381	658,988
Total operating expenses	6,847,602	4,887,803	12,414,362	8,572,460
Loss from operations	(6,837,497)	(4,887,681)	(12,399,471)	(8,564,211)
Other Income and (Expense):
Other income, net	10,075	(156,971)	12,659	(155,515)
Other expense	(6,474)	3,259	(9,310)	(15,134)
Interest expense	(444,174)	(2,029,381)	(900,942)	(2,636,147)
Total other income and expense	(440,573)	(2,183,093)	(897,593)	(2,806,796)
Net loss	$(7,278,070)	$(7,070,774)	$(13,297,064)	$(11,371,007)
Net loss per common share - basic and diluted	$(1.00)	$(0.98)	$(1.83)	$(1.57)
Weighted average shares outstanding basic and diluted	7,265,469	7,243,514	7,254,491	7,227,160

(The accompanying notes are an integral part of these consolidated financial statements)

Veea Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Loss (Unaudited)
Three and Six Months Ended June 30, 2024 and 2023

	For the Three Months Ended		For the Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net loss	$(7,278,070)	$(7,070,774)	$(13,297,064)	$(11,371,007)
Other Comprehensive gain (loss):
Foreign currency translation adjustment	122,722	(1,264,440)	488,103	(1,012,984)
Comprehensive loss	$(7,155,348)	$(8,335,214)	$(12,808,961)	$(12,383,991)

(The accompanying notes are an integral part of these consolidated financial statements)

Veea Inc. and Subsidiaries

Condensed Consolidated Statements of Stockholders’ Equity (Deficit) (Unaudited)
Three and Six Months Ended June 30, 2024 and 2023

	Series A-2		Series A-1		Series A						Accumulated Other	Total
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Additional	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in-Capital	Deficit	Income (Loss)	Deficit
Balance, December 31, 2023	12,660,067	$126	40,569,493	$405	35,920,813	$359	7,243,514	$72	$159,476,012	$(170,282,750)	$(661,354)	$(11,467,130)
Series A-2 Preferred Stock Issuances, net of transaction costs	6,866,810	69	-	-	-	-	-	-	11,955,338	-	-	11,955,407
Conversion of vendor payable to Series A-2 Preferred Stock	42,854	1	-	-	-	-	-	-	78,422	-	-	78,423
Stock based compensation for stock options	-	-	-	-	-	-	-	-	62,670	-	-	62,670
Foreign currency translation gain	-	-	-	-	-	-	-	-	-	-	365,381	365,381
Net Loss	-	-	-	-	-	-	-	-	-	(6,018,994)	-	(6,018,994)
Balance, March 31, 2024	19,569,731	196	40,569,493	405	35,920,813	359	7,243,514	72	171,572,442	(176,301,744)	(295,973)	(5,024,243)
Series A-2 Preferred Stock Issuances, net of transaction costs	29,904	-	-	-	-	-	-	-	54,725	-	-	54,725
Conversion of vendor payable to Series A-2 Preferred Stock	70,483	1	-	-	-	-	-	-	128,983	-	-	128,984
Common stock issued upon exercise of stock options	-	-	-	-	-	-	54,789	1	25,483	-	-	25,484
Stock based compensation for stock options	-	-	-	-	-	-	-	-	272,179	-	-	272,179
Foreign currency translation gain	-	-	-	-	-	-	-	-	-	-	122,722	122,722
Net Loss	-	-	-	-	-	-	-	-	-	(7,278,070)	-	(7,278,070)
Balance, June 30, 2024	19,670,118	$197	40,569,493	$405	35,920,813	$359	7,298,303	$73	$172,053,812	$(183,579,814)	$(173,251)	$(11,698,219)

(The accompanying notes are an integral part of these consolidated financial statements)

Veea Inc. and Subsidiaries

Condensed Consolidated Statements of Stockholders’ Equity (Deficit) (Unaudited)
Three and Six Months Ended June 30, 2024 and 2023

	Series A-2		Series A-1		Series A						Accumulated Other	Total
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Additional	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in-Capital	Deficit	Income (Loss)	Deficit
Balance, December 31, 2022	-	$-	35,094,893	$351	35,920,813	$359	7,203,514	$72	$123,779,186	$(154,849,725)	$772,034	$(30,297,723)
Conversion of covertible notes and accrued interest	-	-	5,474,600	54	-	-	-	-	10,949,143	-	-	10,949,197
Issuance of warrants with term note	-	-	-	-	-	-	-	-	1,682,750	-	-	1,682,750
Common stock issued upon exercise of stock options	-	-	-	-	-	-	40,000	-	4	-	-	4
Stock based compensation for stock options	-	-	-	-	-	-	-	-	194,689	-	-	194,689
Foreign currency translation gain	-	-	-	-	-	-	-	-	-	-	251,456	251,456
Net Loss	-	-	-	-	-	-	-	-	-	(4,300,233)	-	(4,300,233)
Balance, March 31, 2023	-	-	40,569,493	405	35,920,813	359	7,243,514	72	136,605,772	(159,149,958)	1,023,490	(21,519,860)
Stock based compensation for stock options	-	-	-	-	-	-	-	-	133,640	-	-	133,640
Common stock issued upon exercise of stock options	-	-	-	-	-	-	-	-	-	-	-	-
Foreign currency translation (loss)	-	-	-	-	-	-	-	-	-	-	(1,264,440)	(1,264,440)
Net Loss	-	-	-	-	-	-	-	-	-	(7,070,774)	-	(7,070,774)
Balance, June 30, 2023	-	$-	40,569,493	$405	35,920,813	$359	7,243,514	$72	$136,739,412	$(166,220,732)	$(240,950)	$(29,721,434)

(The accompanying notes are an integral part of these consolidated financial statements)

Veea Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
For Six Months Ended June 30, 2024 and 2023

	Six Months ended June 30,
	2024	2023
Cash flows from operating activities
Net loss	$(13,297,064)	$(11,371,007)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	137,379	658,988
Amortization of debt issuance costs	-	897,316
Impairment loss on investment	(698)	(10,788)
Stock based compensation	334,774	328,327
Interest expense	-	654,862
Unrealized foreign currency transaction(gain) loss	643,851	(1,339,952)
Amortization of operating lease right of use assets	253,345	398,936
Changes in operating assets and liabilities:
Accounts receivable	823	115,281
Inventories	(567,461)	(65,559)
Prepaid and other current assets	(4,924,290)	(140,486)
Customer deposits	-	4,000,000
Accounts payable	1,273,687	(893,304)
Accrued expenses	806,691	346,724
Accrued interest	609,989	659,118
Operating lease payments	(265,034)	(465,039)
Net cash used in operating activities	(14,994,009)	(6,226,583)
Cash flows from investing activities
Purchase of property and equipment	(32,997)	(553)
Purchase of intangible assets and trademarks	(100,315)	(86,509)
Net cash used in investing activities	(133,312)	(87,062)
Cash flows from financing activities
Proceeds of term loan	-	5,000,000
Proceeds from demand notes - related party	-	2,248,000
Proceeds from the exercise of stock options for common stock	25,484	-
Proceeds from the issuance of Series A-2 preferred stock, net of transaction costs	9,961,356	-
Net cash provided by financing activities	9,986,840	7,248,000
Net increase (decrease) in cash and cash equivalents	(5,140,481)	934,355
Cash and cash equivalents at beginning of year	6,010,075	185,881
Cash and cash equivalents at end of year	$869,594	$1,120,236
Non-cash activities
Conversion of principal on convertible notes to preferred stock - Series A-1	$-	$9,069,516
Conversion of interest on convertible notes to preferred stock - Series A-1	$-	$1,879,686
Warrants issued with notes payable	$-	$1,682,750
Issuance on Series A-2 preferred stock in exchange for Investor Deposits	$2,048,776	$-
Conversion of vendor payable to Series A-2 preferred stock	$207,406	$-
Supplemental cash flow information
Interest paid	$317,794	$353,025

(The accompanying notes are an integral part of these consolidated financial statements)

Veea Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2024 and 2023

1 –	DESCRIPTION OF BUSINESS

Veea Inc. (together with subsidiaries collectively, “Veea” or the “Company”) has developed a Smart platform that is capable of delivering a wide range of services by intelligently connecting everyone and everything that is IoT-enabled, while making it possible for commercial and social connections through its platform to offer more contextual, transactional and relevant data. The Company is a highly differentiated Platform-as-a- Service (PaaS) company with a suite of innovative products and services that can serve many of Smart industries at the network edge.

The Company has three wholly owned subsidiaries, Veea Solutions Inc., a Delaware corporation Veea Systems Inc., a Delaware corporation and Veea Systems Ltd., a company located in the United Kingdom (“U.K.”). The Company is headquartered in New York City with offices in the United States (“U.S.”) and Europe.

On March 24, 2021, the Company formed VeeaSystems SAS (“Veea SAS”), a simplified joint stock company in France. Upon formation, the Company initially purchased a 17.5% ownership interest for a purchase price of €875 (approximately $1,100) and was granted call options for the remaining outstanding ownership interests at purchase price of €1 per share. In July 2023, the Company exercised one of the call options and purchased an additional 24.5% interest for a total purchase price of €1,225. In December 2023, the Company exercised the remaining call options to purchase the ownership interests not then held by the Company, including the 7% ownership interest held by the Company’s Chief Executive Officer (“CEO”) for a total purchase price of €2,900.

On November 28, 2023 the Company and Plum Acquisition Corp. I (“Plum”) (NASDAQ: PLMI), a special purpose acquisition company announced the signing of a definitive business combination agreement (the “Business Combination Agreement”) in connection with a proposed business combination expected to result in the Company becoming a publicly traded company (such proposed business combination and related transactions, including the issuance by Plum of securities in connection therewith, collectively, the “Business Combination”). The Business Combination Agreement was amended on June 13, 2024 and September 11, 2024. The Business Combination is structured as a merger between a wholly-owned subsidiary of Plum, on the one hand, and the Company, on the other, following which Plum, after transitioning out of the Cayman Islands and into the State of Delaware to become a Delaware corporation, will be renamed and will continue the business of the Company (referred to herein as the “Combined Company”). The transaction consideration to be issued to securityholders (including holders of outstanding debt and other convertible securities) at the closing of the proposed Business Combination (the “Closing”) will consist of newly-issued Plum securities determined based on a pre-money equity value for the Company’s outstanding equity securities and certain outstanding debt that will be converted into equity at the Closing of approximately $194 million, excluding the proceeds of the issuance of shares of Series A-2 Preferred Stock. Following the Closing, holders of the Company capital stock as of immediately prior to the Closing (excluding holders of the Company’s Series A-2 Preferred Stock) will have the contingent right to receive up to 4.5 million additional shares of Combined Company common stock if certain trading-price based milestones of the Combined Company’s common stock are achieved during the ten-year period following the Closing, as set forth in the Business Combination Agreement. Proceeds from the proposed Business Combination and financing transactions are expected to support the Combined Company in its business plans.

Current equity holders of the Company are expected to own a majority of the outstanding capital stock of the Combined Company immediately after the Closing and the Company will appoint a majority of the members of the board of directors of the Combined Company in accordance with the terms of the Business Combination Agreement.

The parties expect the Business Combination to be consummated in Q3 of 2024, following satisfaction of the closing conditions set forth in the Business Combination Agreement, including, without limitation, approval by shareholders of Plum and stockholders of the Company, the effectiveness of a registration statement to be filed by Plum with the Securities and Exchange Commission in connection with the transaction and other customary closing conditions. Plum and the Company expect to further agree to provide for certain additional conditions to the Closing, including but not limited to: the assumption of certain deferred liabilities of Plum by the Combined Company in exchange for certain earnout shares held by Plum’s sponsor, indemnification of the Combined Company for all other accrued liabilities of Plum not so deferred, equitization of certain promissory and other notes at a price of $5 per share and a waiver of the net tangible assets closing condition in the Business Combination Agreement.

2 –	LIQUIDITY AND MANAGEMENT’S PLAN

During the six months ended June 30, 2024 and 2023, the Company has incurred net losses of $13.3 million and $11.4 million, respectively, and had an accumulated deficit of $183.6 million as of June 30, 2024. The Company expects to continue to incur net losses as it continues to grow and scale its business. Historically, the Company’s activities have been financed through private placements of equity securities and debt to related parties. In October 2023, the Company commenced a private placement for the sale of its newly designated Series A-2 Preferred Stock, par value of $.00001 per share (the “Series A-2 Preferred Stock”). As of June 30, 2024, the Company has received approximately $31 million in cash from the sale of shares of Series A-2 Preferred Stock and $5.2 million in other consideration from the sale of shares of Series A-2 Preferred Stock including the conversion of debt and other outstanding obligations.

Veea Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2024 and 2023

Concurrent with the closing of the Business Combination, the Company expects to convert up to approximately $16 million of related party debt to equity concurrently with the consummation of the Business Combination.the Company and Plum have signed Note Purchase Agreements with unrelated third parties providing for the issuance and sale of unsecured subordinated convertible notes up to $15,000,000at one or more closings, with convertible notes aggregating at least $2million being issued at Closing or within ten (10) business days after the Closing and at least $2.0 million that will be available within 30 days after the Closing.

In addition, taking into account the anticipated receipt of additional note proceeds expected to be received following the closing of the Business Combination, the receipt of approximately $1.1 million of proceeds from Plum’s trust account upon consummation of the Business Combination and the return of the Company’s $5 million downpayment for certain inventory purchased from iFree iFREE Group Holdings Limited, the Company believes that it has sufficient cash to meet its working capital requirements over the next twelve months. If additional funding is required to execute the Company’s business plan, the Company expects to seek to obtain that additional funding through a combination of private equity offerings, debt financings or a combination thereof. There can be no assurance as to the availability or terms upon which such financing and capital might be available.

3 –	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Basis of Accounting

The accompanying condensed consolidated financial statements have been prepared on the accrual basis in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

Management of the Company is required to make certain estimates, judgments, and assumptions during the preparation of its condensed consolidated financial statements in accordance with GAAP. The Company believes that these estimates, judgments and assumptions are reasonable under the circumstances. These estimates, judgments, and assumptions impact the reported amounts of assets, liabilities, revenue, and expenses, and the related disclosure of contingent assets and liabilities. Actual results could differ from these estimates. Changes in such estimates could affect amounts reported in future periods. On an ongoing basis, the Company evaluates its estimates and judgments including those related to: liquidity and going concern, the useful lives and recoverability of property and equipment and definite-lived intangible assets; the recoverability of goodwill and indefinite-lived intangible assets; the carrying value of accounts receivable, including the determination of the allowance for credit losses; inventory, including the determination of allowances for estimated excess or obsolescence; the fair value of warrants; the fair value of acquisition- related contingent consideration arrangements; unrecognized tax benefits; legal contingencies; the incremental borrowing rate for the Company’s leases; and the valuation of stock-based compensation, among others.

Emerging Growth Company Status

Following the consummation of the proposed business combination transaction with Plum, the Company is expected to be a publicly traded company and an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGCs can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until those standards apply to private companies. In anticipation of the closing the business combination transaction with Plum, the Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an EGC or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, the condensed consolidated financial statements may not be comparable to the financial statements of companies that comply with the new or revised accounting pronouncements as of dates effective for public companies. Refer to Note 1 – Description of the Business for further information regarding the proposed business combination transaction.

Segment Information

The Company operates as a single operating segment. The chief operating decision maker is the Company’s Chief Executive Officer, who makes resource allocation decisions and assesses performance based on financial information presented on a consolidated basis, accompanied by disaggregated revenue information. Accordingly, the Company has determined that it has a single reportable segment and operating segment.

Veea Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2024 and 2023

Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy is based on three levels of inputs, of which the first two are considered observable and the last is considered unobservable:

Level 1 -	Observable inputs obtained from independent sources, such as quoted market prices for identical assets and liabilities in active markets.

Level 2 -	Other inputs, which are observable directly or indirectly, such as quoted market prices for similar assets or liabilities in active markets, quoted market prices for identical or similar assets or liabilities in markets that are not active, and inputs that are derived principally from or corroborated by observable market data.

Level 3 -	Unobservable inputs for which there is little or no market data and require the Company to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the assets or liabilities.

The Company issued preferred stock warrants and common stock warrants classified as equity securities which do not require recurring fair value measurement. Refer to Note 9 – Stock-Based Compensation for the assumptions used in estimating the fair value of such common stock warrants.

Recurring Fair Value Measurements

The following methods and assumptions were used to estimate the fair value of each class of financial assets and liabilities for which it is practicable to estimate fair value:

Money market funds — The carrying amount of money market funds approximates fair value and is classified within Level 1 because the fair value is determined through quoted market prices.

The Company’s remaining financial instruments that are measured at fair value on a recurring basis consist primarily of cash, accounts receivable, accounts payable, accrued expenses, and other current liabilities. The Company believes their carrying values are representative of their fair values due to their short-term maturities.

Cash and Cash Equivalents

Cash balances are held in U.S. and European banks. Cash balances held in the U.S. are insured by the Federal Deposit Insurance Corporation subject to certain limitations. The Company maintains its cash balances in highly rated financial institutions. At times, cash balances may exceed federally insurable limits.

Restricted Cash

The Company is not subject to any contractual agreement that contains restrictions on the Company’s use or withdrawal of its cash or cash equivalents.

Revenue Recognition

The Company recognizes revenue based on the satisfaction of distinct obligations to transfer goods and services to customers. The Company generates revenue from hardware sales and the sale of licenses and subscriptions. The Company applies a five-step approach as defined in ASC 606, Revenue from Contracts with Customers, in determining the amount and timing of revenue to be recognized: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when a corresponding performance obligation is satisfied. Most contracts with customers are to provide distinct products or services within a single contract. However, if a contract is separated into more than one performance obligation, the total transaction price is allocated to each performance obligation in an amount based on the estimated relative standalone selling price.

The Company earns revenue from the sale of its VeeaHub® devices, licenses and subscriptions. The Company generated revenue of $40,811 and $7,706 for the three months ended June 30, 2024 and 2023, respectively. The Company generated revenue of $57,581 and $31,105 for the six months ended June 30, 2024 and 2023, respectively. Revenue has been immaterial for all periods presented and represented revenue earned from paid pilots for our VeeaHub® devices.

Veea Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2024 and 2023

For licenses of technology, recognition of revenue is dependent upon whether the Company has delivered rights to the technology, and whether there are future performance obligations under the contract. Revenue from non-refundable upfront payments is recognized when the license is transferred to the customer and the Company has no other performance obligations. Revenue for licenses delivered under a subscription model having terms between one and twelve-months are recognized over-time. Subscription revenue is generated through sales of monthly subscriptions. Customers pay in advance for the licenses and subscriptions. Revenue is initially deferred and is recognized using the straight-line method over the term of the applicable subscription period.

Revenue from hardware sales is recognized at a point-in-time, which is generally at the point in time when products have been shipped, right to payment has been obtained and risk of loss has been transferred. Certain of the Company’s product performance obligations include proprietary operating system software, which typically is not considered separately identifiable. Therefore, sales of these products and the related software are considered one performance obligation.

Revenue from all sale types is recognized at the transaction price, the amount management expects to be entitled to in exchange for transferring goods or providing services. Transaction price is calculated as selling price net of variable consideration which may include estimates for future returns, price protection, warranties, and other customer incentive programs based upon the Company’s expectation and historical experience.

The Company contracts with customers under non-cancellable arrangements. While customers, including resellers, may cancel master purchase agreements under certain circumstances, customers may not cancel or modify purchase orders placed under the terms of such master purchase agreements. Each purchase order is therefore a contract with the customer, i.e., the purchase of a quantity of any given, single product; further, purchase orders do not commit the customer to purchase any further volumes over time. Contract modifications do not carry revenue recognition implications as no revenue is recognized until control over products, or intellectual property, as applicable, has transferred to the customer.

The Company has service arrangements where net sales are recognized over time. These arrangements include a variety of post-contract support service offerings, which are generally recognized over time as the services are provided, including maintenance and support services, and professional services to help customers maximize their utilization of deployed systems.

A contract liability for deferred revenue is recorded when consideration is received or is unconditionally due from a customer prior to transferring control of goods or services to the customer under the terms of a contract. Deferred revenue balances typically result from advance payments received from customers for product contracts or from billings in excess of revenue recognized on services arrangements. Deferred revenue balances were not significant as of June 30, 2024 and December 31, 2023.

Warranties

The Company accrues the estimated cost of product warranties at the time of recognizing revenue. The Company’s standard product warranty terms generally include post-sales support and repairs or replacement of a product at no additional charge for a specified period of time. The Company actively monitors and evaluates the quality of its component suppliers. The estimated warranty obligation is based on contractual warranty terms, repair costs, and the Company’s baseline experience. The Company’s standard warranty terms are twelve months. Warranty expense was not significant for the three and six months ended June 30, 2024 and June 30, 2023.

Accounts Receivable

Trade accounts receivable are recognized and carried at billed amounts less an allowance for credit losses. The Company adopted the Current Expected Credit Losses (“CECL”) guidance effective January 1, 2023. The Company maintains the allowance for estimated losses resulting from the inability of the Company’s customers to make required payments. The allowance represents the current estimate of lifetime expected credit losses over the remaining duration of existing accounts receivable considering current market conditions and supportable forecasts when appropriate. The estimate is a result of the Company’s ongoing evaluation of collectability, customer creditworthiness, historical levels of credit losses, and future expectations. Credit loss expense and allowance for credit losses were not significant as of June 30, 2024 and December 31, 2023, and for the three and six months ended June 30, 2024 and June 30, 2023.

Inventory

The Company values inventory at the lower of cost or net realizable value. Cost is computed using standard cost which approximates actual cost on a first-in, first-out basis. At each reporting period, the Company assesses the value of its inventory and writes down the cost of inventory to its net realizable value if required, for estimated excess or obsolescence. Factors influencing these adjustments include changes in future demand forecasts, market conditions, technological changes, product life cycle and development plans, component cost trends, product pricing, physical deterioration, and quality issues. The write down for excess or obsolescence is charged to the provision for inventory, which is a component of Cost of Goods Sold in the Company’s consolidated statements of operations and comprehensive loss. At the point of the loss recognition, a new, lower cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Veea Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2024 and 2023

Cost of Goods Sold

Cost of goods sold consists primarily of the cost of finished goods, components purchased for manufacturing and freight. Cost of goods sold also includes third-party vendor costs related to cloud hosting fees.

Shipping and Handling

The Company considers shipping and handling to customers to represent activities performed in fulfilling the contract with the customer. When shipping is charged to the customer, the Company nets such charges against actual shipping costs incurred.

Tax Collected from Customers

Taxes imposed by governmental authorities on the Company’s revenue producing activities, such as sales taxes, are excluded from net sales.

Research and Development

Research and development (“R&D”) costs that do not meet the criteria for capitalization are expensed as incurred. R&D costs primarily consist of employee compensation, employee benefits, stock-based compensation related to technology developers and product management employees, as well as fees paid for outside services and materials.

Sales and Marketing

Sales and marketing costs consist of compensation and other employee related costs for personnel engage in selling and marketing, and sales support functions. Selling expenses also include marketing, and the costs associated with customer evaluations. The Company does not incur advertising costs.

General and Administrative Expense

General and administrative expense consists of compensation expense (including stock-based compensation expense), executive management, finance, legal, tax, and human resources. General and administrative expense also include transaction costs, expenses associated with facilities, information technology, external professional services, legal costs and settlement of legal claims and other administrative expenses.

Property and Equipment, net

Property and equipment, net is stated at cost and depreciated on a straight-line basis of five to seven years for furniture and fixtures and five years for computer equipment. Leasehold improvements are capitalized and amortized over the shorter of their useful lives or remaining lease term. Repair and maintenance costs are charged to operations in the periods incurred. Upon retirement or sale, costs and related accumulated depreciation or amortization are removed from the balance sheets and the resulting gain or loss is included in operating expense in the Company’s consolidated statements of operations and comprehensive loss.

Goodwill

Goodwill represents the excess of the aggregate purchase consideration over the fair value of the net assets acquired. Goodwill is reviewed for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the carrying amount of goodwill may be impaired. In conducting its annual impairment test, the Company first reviews qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If factors indicate that the fair value of the reporting unit is less than its carrying amount, the Company performs a quantitative assessment, and the fair value of the reporting unit is determined by analyzing the expected present value of future cash flows. If the carrying value of the reporting unit continues to exceed its fair value, the fair value of the reporting unit’s goodwill is calculated and an impairment loss equal to the excess is recorded. The Company’s goodwill was recorded in connection with an acquisition consummated in June 2018. The Company considers goodwill to have an indefinite life and is not amortized. As of June 30, 2024 and December 31, 2023, no events have occurred that would require impairment of goodwill.

Impairment of Long-Lived Assets

Long-lived assets with finite lives consist primarily of property and equipment, operating lease right-of-use assets, and intangible assets which are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Veea Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2024 and 2023

Stock-Based Compensation

The Company accounts for stock-based compensation expense in accordance with ASC 718, Compensation-Stock Compensation (“ASC 718”). The Company measures and recognizes compensation expense for all stock-based awards based on estimated fair values on the date of the grant, recognized over the requisite service period. For awards that vest solely based on a service condition, the Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period. The Company accounts for forfeitures as they occur.

Income Taxes

Effective June 8, 2018, the Company converted from an S Corporation to a C Corporation for federal and state income tax purposes. Accordingly, prior to the conversion to a C corporation, the Company did not record deferred tax assets or liabilities or have any net operating loss carryforwards. The Company is required to file tax returns in the U.S. federal jurisdiction and various states and local municipalities. Veea Systems Ltd. is governed by, and is required to file tax returns under, the Income Tax Law of the U.K. with a statutory income tax rate of 19%. In 2021, the Company established Veea SAS, a French entity with a statutory income tax rate of 25%.

Significant judgment is required in determining the Company’s uncertain tax positions. It is not expected that there will be a significant change in uncertain tax positions for the six months ended June 30, 2024 and December 31, 2023, respectively.

Foreign Operations and Foreign Currency Translation

The currency of the primary economic environment in which the operations of the Company and its U.S. subsidiaries are conducted is the United States dollar (“USD”). Accordingly, the Company and all of its U.S. subsidiaries use USD as their functional currency. The results of the Company’s non-U.S. subsidiaries, whose functional currency are the local currencies of the economic environment in which they operate, are translated into USD in accordance with GAAP.

Assets and liabilities are translated at year-end exchange rates, while revenues and expenses are translated at average exchange rates during the year. Differences resulting from translation are presented in equity as accumulated other comprehensive loss. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Foreign currency transaction gain (loss), mainly related to intercompany transactions, is included in the consolidated statements of operations. For the three months ended June 30, 2024 and June 30, 2023 such amounts were $122,722 and $(1,264,440), respectively. For the six months ended June 30, 2024 and June 30, 2023 such amounts were $488,103 and $(1,012,984), respectively.

Comprehensive Loss

Comprehensive loss consists of two components, net loss and other comprehensive income (loss), net. Other comprehensive income (loss), net is defined as revenue, expenses, gains, and losses that under GAAP are recorded as an element of stockholders’ deficit but are excluded from net loss. The Company’s other comprehensive loss consists of foreign currency translation adjustments that result from the consolidation of its foreign subsidiaries and is reported net of tax effects.

Investments

The Company holds non-marketable equity and other investments (“privately held investments”) which are included in noncurrent assets in the Company’s consolidated balance sheet. The Company monitors these investments for impairments and makes adjustments in carrying values if management determines that an impairment charge is required based primarily on the financial condition and near-term prospects of these investments.

Concentration of Risks

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents, and accounts receivable. Cash balances may exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limit of $250,000. The Company has not experienced any losses in such accounts.

Earnings per Share

Basic net loss per share is calculated by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the year. Diluted net loss per share is based upon the diluted weighted-average number of shares outstanding during the year. Diluted net loss per share gives effect to all potentially dilutive common share equivalents, including stock options, and warrants, to the extent they are dilutive. Refer to Note 13 – Earnings Per Share.

Veea Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2024 and 2023

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB Accounting Standards Codification 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and at their fair value on each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss in the Company’s consolidated statements of operations.

Accounting Pronouncements Recently Adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which amends the FASB’s guidance on the impairment of financial instruments. Topic 326 adds to GAAP an impairment model (known as the “current expected credit loss model”) that is based on expected losses rather than incurred losses. ASU 2016-13 is effective for the Company’s annual and interim periods beginning after December 15, 2022 with early adoption permitted. The Company adopted ASU 2016-13 beginning January 1, 2023. The adoption of ASU 2016-13 did not have a material impact on the Company’s condensed consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, “Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers,” which requires entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination as if it had originated the contracts. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. We adopted the ASU on January 1, 2023 and will apply the guidance prospectively for future acquisitions.

In September 2022, the FASB issued ASU 2022-04, “Liabilities—Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations,” which requires entities that use supplier finance programs in connection with the purchase of goods and services to disclose sufficient information about the program. The amendments do not affect the recognition, measurement or financial statement presentation of obligations covered by supplier finance programs. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022, except for the amendment on roll-forward information, which is effective for fiscal years beginning after December 15, 2023. We adopted the ASU on January 1, 2023.

Recent Accounting Pronouncements Not Yet Adopted

The Company has assessed the adoption impacts of recently issued accounting standards by the Financial Accounting Standards Board on the Company’s condensed consolidated financial statements as well as material updates to previous assessments, if any, to the Company’s annual audited consolidated financial statements and notes thereto included in our financial statements for the year ended December 31, 2023.

4 –	BALANCE SHEET COMPONENTS

Inventory

Inventory consists of the following:

	As of
	June 30, 2024	December 31, 2023
Inventory	$7,330,500	$7,392,919
Inventory in transit	36,831	-
Inventory allowance	(353,161)	(1,145,548)
Consigned parts	928,912	1,128,250
Total	$7,943,082	$7,375,621

Veea Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2024 and 2023

Property and Equipment, net

Property and equipment, net consists of the following:

	As of
	June 30, 2024	December 31, 2023
Furniture and fixtures	$702,238	$683,763
Computer equipment	314,540	300,101
Leasehold improvements	390,742	390,742
Total property and equipment gross	1,407,520	1,374,606
Less - Accumulated depreciation	(1,107,128)	(997,939)
Total property and equipment net	$300,392	$376,667

Total depreciation expense for the three months ended June 30, 2024 and 2023 totaled approximately $54,000 and $55,000, respectively.

Total depreciation expense for the six months ended June 30, 2024 and 2023 totaled approximately $109,000 and $117,000, respectively.

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	As of
	June 30, 2024	December 31, 2023
Payroll and payroll related expenses	$675,677	$503,629
Rent expenses - related party	3,391,200	3,124,800
Legal expenses	802,365	325,000
Consulting expenses	99,917	268,684
CEO expenses	89,075	179,075
Other accrued expenses and current liabilities	489,588	340,307
Total accrued expenses and other current liabilities	$5,547,822	$4,741,495

5 –	GOODWILL AND INTANGIBLE ASSETS

Goodwill

The following is a summary of activity in goodwill for the three and six months ended June 30, 2024 and 2023:

June 30, 2024
Balance at December 31, 2023	$4,797,078
Foreign exchange transactions	16,156
Balance at March 31, 2024	4,813,234
Foreign exchange transaction	$(20,085)
Balance at June 30, 2024	$4,793,149

June 30, 2023
Balance at December 31, 2022	$4,576,572
Foreign exchange transaction	(18,790)
Balance at March 31, 2023	4,557,782
Foreign exchange transaction	254,119
Balance at June 30, 2023	$4,811,901

Veea Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2024 and 2023

Intangibles

Intangible assets consist of the following:

	As of December 31, 2023
	Amortization Period	Cost as of January 1, 2023	Additions	Disposals	Ending Costs	Accumulated Amortization	Accumulated Impairment	Net Book Value
Patents	5-15 years	$7,220,776	$111,451	$-	$7,332,227	$(6,703,750)	$-	$628,477
IPR&D	5 years	5,015,694	-	-	5,015,694	(3,554,784)	(1,460,910)	-
Other intellectual assts	5 years	969,278	-	-	969,278	(969,278)	-	-
Intangible assets, net		$13,205,748	$111,451	$-	$13,317,199	$(11,227,812)	$(1,460,910)	$628,477

	As of June 30, 2024
	Amortization Period	Cost as of January 1, 2024	Additions	Disposals	Ending Costs	Accumulated Amortization	Accumulated Impairment	Net Book Value
Patents	5-15 years	$7,332,227	$100,315	$-	$7,432,542	$(6,731,884)	$-	$700,658
IPR&D	5 years	5,015,694	-	-	5,015,694	(3,554,784)	(1,460,910)	-
Other intellectual assts	5 years	969,278	-	-	969,278	(969,278)	-	-
Intangible assets, net		$13,317,199	$100,315	$-	$13,417,514	$(11,255,946)	$(1,460,910)	$700,658

Intangible assets primarily consist of patents, patent applications, and in-process research and development (“IPR&D”) and other identifiable intangible assets. Intangible assets are generally amortized on a straight-line basis over the periods of benefit. The Company’s patents have estimated remaining economic useful lives ranging from 5-15 years. Management reviews intangible assets for impairment when events and circumstances warrant. During the six months ended June 30, 2024, no events have occurred that required additional impairment of intangible assets.

Intangible asset amortization expense, for the three months ended June 30, 2024 and 2023 totaled approximately $14,000 and $534,000, respectively.

Intangible asset amortization expense, for the six months ended June 30, 2024 and 2023 totaled approximately $28,000 and $542,000, respectively.

Future estimated amortization expense for the Company’s intangible assets is approximately as follows:

Future estimated amortization as of June 30, 2024

Remainder of 2024	$27,515
2025	55,444
2026	55,444
2027	55,444
2028	55,444
Thereafter	451,367
$700,658

6 –	DEBT

Total outstanding debt of the Company is comprised of the following, including convertible notes and other related party debt:

	As of June 30, 2024			As of December 31, 2023
	Principal	Accrued Interest	Total	Principal	Accrued Interest	Total

Revolving Loan Facility	$9,000,000	$-	$9,000,000	$9,000,000	$-	$9,000,000
Other related party debt (Note 10)	12,598,000	2,882,982	15,480,982	12,598,000	2,272,993	14,870,993
	$21,598,000	$2,882,982	$24,480,982	$21,598,000	$2,272,993	$23,870,993

Veea Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2024 and 2023

Revolving Loan Facility

In June 2021, the Company entered into a revolving loan agreement with First Republic Bank, which was subsequently acquired by JPMorgan Chase, (the “Bank”) providing up to $14,000,000 of advances (the “2021 Revolving Loan Agreement”). The advances accrue interest at a variable rate based on an index rate established by reference to the average 12-month trailing one-year US treasuries plus a spread of 1.80% per annum and a minimum floor rate of 1.5% per annum. The Company was not required to provide collateral for the advances or comply with any covenants. The advances were secured by a lien on certain personal assets of the CEO. In consideration for the security provided by the CEO, the Company issued common stock warrants to NLabs in consideration for the CEO’s guaranteeing the advances. Refer to Note 10 – Related Party Transactions, Common Stock Warrants.

The original maturity date of the 2021 Revolving Loan Agreement was May 15, 2022, which has been mutually extended to May 15, 2025; and thereafter will automatically extend for an additional twelve months unless terminated by either party. In December 2023, the Company repaid $5,000,000 of the principal balance of the outstanding advances. On July 19, 2024, the Company drew $2 million on the revolving loan.

7 –	INVESTMENTS

The Company accounts for its private company investments without readily determinable fair values under the cost method. These investments, for which the Company is not able to exercise significant influence over any one individual investee, is measured and accounted for using an alternative measurement basis of a) the security’s carrying value at cost, b) less any impairment and c) plus or minus any qualifying observable price changes. Observable price changes or impairments recognized on the Company’s private company investments would be classified as a Level 3 financial instrument within the fair value hierarchy based on the nature of the fair value inputs. Any adjustments to the carrying values are recognized in other income expense, net in the Company’s consolidated statements of operations and comprehensive loss. As of December 31, 2023, the Company performed the qualitative assessment for impairment of its investments. Based on this qualitative assessment, impairment indicators were present for one of its investments therefore the company performed an analysis to estimate its fair value and recognized an impairment loss of $174,000 due to a change in the fair value. As of June 30, 2024 and December 31, 2023, the carrying value of the Company’s private company investments, including impairment, for the periods ended was $452,572 and $451,874, respectively, and was classified as Investments on the Company’s consolidated balance sheet as these investments did not have a stated contractual maturity date.

8 –	STOCKHOLDERS’ EQUITY

Authorized and Outstanding Capital Stock

In October 2023, the Company commenced a private placement (the “Series A-2 Private Placement”) of its newly designated Series A-2 Preferred Stock, par value $.00001 per share (the “Series A-2 Preferred Stock”). The Series A-2 Preferred Stock ranks pari passu with the Series A-1 Preferred Stock in the event of a liquidation, dissolution or winding up, or deemed liquidation of the Company. Through June 30, 2024, the Company has raised a total of approximately $31 million cash proceeds from the sale of shares of Series A-2 Preferred Stock, with approximately $13 million of the total raised since January 1, 2024. Through June 30, 2024, the Company has issued 2,843,609 shares of Series A-2 in consideration for conversion of debt and outstanding obligations totaling approximately $5.2 million at a conversion price of $1.83 per share. As of June 30, 2024, the number of authorized, issued and outstanding stock is as follows:

	As of June 30, 2024
	Authorized shares	Shares Issued and Outstanding	Net Carrying Value	Aggregate liquidation Preference
Series A-2 Preferred Stock	41,000,000	19,670,118	$35,385,462	$35,385,462
Series A-1 Preferred Stock	44,228,636	5,474,600	$81,138,986	$81,138,986
Series A Preferred Stock	35,920,813	-	$46,210,448	$55,318,051
Common Stock	146,000,000	94,789	$9,320,048	$-

Veea Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2024 and 2023

	As of December 31, 2023
	Authorized shares	Shares Issued and Outstanding	Net Carrying Value	Aggregate liquidation Preference
Series A-2 Preferred Stock	41,000,000	12,660,067	$23,167,923	$23,167,923
Series A-1 Preferred Stock	44,228,636	40,569,493	$81,138,985	$81,138,985
Series A Preferred Stock	35,920,813	35,920,813	$46,210,448	$55,318,051
Common Stock	146,000,000	7,243,514	$8,959,618	$-

Dividends

The holders of the Company’s common stock and preferred stock are entitled to receive dividends when and as declared by the Company’s Board of Directors. No dividends were declared or paid in the six months ended June 30, 2024 and June 30, 2023.

Preferred Stock

The Company’s Fourth Amended and Restated Certificate of Incorporation has designated three series of preferred stock: the Series A Preferred Stock, par value $.00001 per share (the “Series A Preferred Stock”), the Series A-1 Preferred Stock, par value $.00001 per share (the “Series A-1 Preferred Stock”), and the Series A-2 Preferred Stock, par value $.00001 per share (the “Series A-2 Preferred Stock” collectively, with the Series A Preferred Stock and the Series A-1 Preferred Stock, the “Preferred Stock”).

Voting

The Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock are convertible as of the record date for determining stockholders entitled to vote.

Election of Directors

The holders of record of shares of Series A-2 Preferred Stock have no right to elect directors. The holders of record of shares of Series A-1 Preferred Stock, exclusively and as a separate class, are entitled to elect one director of the Company. The holders of record of shares of Series A Preferred Stock, exclusively and as a separate class, are entitled to elect two directors of the Corporation. The holders of record of shares of Common Stock, exclusively and as a separate class, shall be entitled to elect two directors of the Corporation.

Optional Conversion

Each share of Preferred Stock is convertible, at the option of the holder thereof, at any time into shares of Common Stock on a 1:1 basis, subject to adjustment for certain anti-dilution events.

Mandatory Conversion

Upon either (a) the closing of the sale of shares of the Company’s common stock to the public at a price equal to two hundred percent (200%) of the issuance price of the Company’s Series A-1 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, that results in the Company receiving at least $25 million of gross proceeds, net of the underwriting discount and commissions, to the Company and in connection with such offering the Company’s common stock is listed for trading on a nationally- recognized exchange or another exchange or marketplace approved the Company’s board of directors or (b) the date and time, or the occurrence of an event, specified by vote or written consent of 66 2/3% of the outstanding Preferred Stock (voting or acting as a single class), then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate applicable of the Preferred Stock and (ii) the redeemed shares may not be reissued by the Company.

Veea Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2024 and 2023

Liquidation, Dissolution and Winding Up

The Series A-2 Preferred Stock and the Series A-1 Preferred Stock are entitled to receive their respective liquidation preference, on a pro rata basis, from the proceeds of a liquidation, dissolution or winding up before payment of available proceeds on the Series A Preferred Stock, up to $1.83 per share for the Series A-2 Preferred Stock and up to $2.00 per share for the Series A-1 Preferred Stock (subject, in each case, to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, or similar event). After payment to the holders of the Series A-2 Preferred Stock and the holders of the Series A-1 Preferred Stock, the Series A Preferred Stock is entitled to receive its liquidation preference from the proceeds of a liquidation, dissolution or winding up before payment of available proceeds on the Series A Preferred Stock up to $1.54 per share (subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, or similar event). Thereafter, the Preferred Stock participates pro rata with the Common Stock in the remaining proceeds.

Deemed Liquidation

The Series A-2 Preferred Stock and the Series A-1 Preferred Stock are entitled to receive their respective liquidation preference, on a pro rata basis, from the proceeds of (1) a merger or consolidation that results in a change of control of the Company, (2) a sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries (taken as a whole) or (3) a sale or other disposition of one or more subsidiaries of the Company representing substantially all of the assets of the Company and its subsidiaries, taken as a whole (each such transaction being, a “Deemed Liquidation”) before payment to the Series A Preferred Stock, up to $1.83 per share for the Series A-2 Preferred Stock and up to $2.00 per share for the Series A-1 Preferred Stock (subject, in each case, to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, or similar event). Thereafter, the Series A Preferred Stock is entitled to receive its liquidation preference from the Deemed Liquidation before payment to the Common Stock up to $1.54 per share (subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, or similar event). After payment to the Preferred Stock, the remaining proceeds of the Deemed Liquidation are payable to the Common Stock on a pro rata basis.

Redemption

The Preferred Stock is not mandatorily redeemable except in the event of a Deemed Liquidation that does not result in a dissolution of the Company. The redemption features are contingent upon the occurrence of certain events which are under the control of the Company, therefore the Preferred Stock is classified as permanent equity on the consolidated balance sheet.

Protective Provisions

The affirmative consent of at least 66 2/3% of the outstanding Preferred Stock consenting or voting (as the case may be) together as a single class on an as converted basis is required: (i) to liquidate, dissolve or wind-up the business and affairs of the Company, or consolidation or a Deemed Liquidation Event, or consent to any of the foregoing; (ii) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws in a manner that adversely affects the powers, preferences or special rights of the Preferred Stock; (iii) create, or authorize the creation of, issue or obligate itself to issue shares of, any additional class or series of capital stock (or any security convertible or exercisable or exchangeable for any class or series of capital stock) unless the same ranks junior to or pari passu with the Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends, rights of redemption and voting rights, or increase the authorized number of shares of any series of Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to or pari passu with the Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends, rights of redemption and voting rights, or reclassify, alter or amend any existing class or series of capital stock that is junior to, or pari passu with, the Preferred Stock; or (iv) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized in the Certificate of Incorporation, (ii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary pursuant to written agreements giving the Company the right to repurchase such security in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof or (iv) as approved by the board of directors of the Company.

Holders of the Company’s Preferred Stock are parties to a stockholders’ agreement that contains customary provisions relating to the right of certain stockholders to delegate members to the board of directors of the Company, restrictions on transfer, rights of first refusal on equity issuance by the Company and “drag-along rights” granted to the Company.

Veea Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2024 and 2023

9 –	STOCK-BASED COMPENSATION

The Company maintains two equity incentive plans under which employees, nonemployee directors and consultants of the Company, its affiliates and/or subsidiaries may be offered the opportunity to acquire shares of the Company’s common stock.

2014 Equity Incentive Plan

On September 1, 2014, the Company’s Board of Directors adopted the Max2 Inc. Equity Incentive Plan (“2014 Plan”). Upon adoption of the 2014 Plan, the aggregate number of shares of Common Stock reserved for awards under the Plan were 1,250,000. As of both June 30, 2024 and December 31, 2023, the Company had 345,531 of vested and exercisable options.

The Company had no stock compensation expense related to the 2014 Plan stock options for the three and six months ended June 30, 2024 and 2023. The Company had no unrecognized expense related to unvested options outstanding as of June 30, 2024.

Veea Inc. 2018 Equity Incentive Plan

On September 6, 2018, the Company’s Board of Directors adopted the Veea Inc. 2018 Equity Incentive Plan (“2018 Plan”). Upon adoption of the 2018 Plan 4,900,000 shares of the Company’s common stock were reserved for the issuance of incentive awards. In January 2021, the 2018 Plan was amended to increase the total number of authorized shares reserved for issuance to 12,492,910. As of June 30, 2024 and December 31, 2023, the Company had 3,953,748 and 3,700,699 of vested and exercisable options.

The aggregate intrinsic value is the fair market value on the reporting date less the exercise price for each option.

The fair value of each stock option award is estimated on the date of the grant using the Black-Scholes option-pricing model. For options granted during the six months ended June 30, 2024 and 2023, respectively, the weighted average estimated fair value using the Black-Scholes option pricing model was $1.49 and $0.56 per option, respectively.

Stock compensation expense related to the 2018 Plan common stock options for the six months ended June 30, 2024 and 2023 was $334,774 and $328,327, respectively, which is included in general and administrative in the Company’s consolidated statements of operations and comprehensive loss. Total unrecognized expense related to unvested options outstanding as of June 30, 2024 was $271,000 which will be recognized over a weighted average period of 1.70 years.

The fair value of each stock option granted is estimated using the Black-Scholes option-pricing model using the single-option award approach.

The following assumptions are used in the Black-Scholes option-pricing model:

Risk-Free Interest Rate - The risk-free interest rate is based on the implied yield available on the date of grant on U.S. Treasury zero-coupon securities issued with a term that is equal to the option’s expected term at the grant date.

Expected Volatility - The Company estimates the volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the option’s expected term.

Expected Term - The expected term represents the period over which options granted are expected to be outstanding using the simplified method, as the Company’s historical share option exercise experience does not provide a reasonable basis upon which to estimate the expected term. The simplified method deems the term to be the average of the time-to-vesting and contractual life of the stock-based awards.

Dividend Yield - The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

Warrants

In March 2023, the Company entered into a $5,000,000 term loan agreement with an unrelated third party lender. The term loan was repaid in November 2023. In connection with the term loan, the Company issued to the lender warrants to purchase a total of 3,300,000 shares of the Company’s Series A-1 Preferred Stock in two tranches. The first warrant tranche covered 2,500,000 warrants (the “Tranche 1 Warrants”); and the second warrant tranche covered 800,000 warrants (the “Tranche 2 Warrants”). The exercise price of the Tranche 1 and Tranche 2 Warrants is $2.00 per share. The Tranche 1 Warrant expired upon repayment of the term loan. The term of the Tranche 2 Warrants is five years. In connection with an amendment to the term loan, the Company issued additional warrants to purchase 400,000 shares of Series A-1 Preferred Stock (the “Extension Warrants”). The exercise price of the Extension Warrants is $.01 per share and the warrant term is five years. The Company’s equity-classified Preferred stock warrants as of June 30, 2024 and December 31, 2023 were 1,200,000 and 3,300,000, respectively.

Veea Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2024 and 2023

The Company’s equity-classified Common stock warrants as of June 30, 2024 and December 31, 2023 were 3,880,000. Refer to Note 10 – Related Party Transactions, Common Stock Warrants.

The Company estimated the fair value of the warrants on the grant date using the Black-Scholes option-pricing model.

10 –	RELATED PARTY TRANSACTIONS

Lease Arrangements

On March 1, 2014, the Company entered into a sublease agreement with NLabs Inc., an affiliate of the CEO and that holds approximately 38.5% of the Company’s outstanding capital stock (“NLabs”) for office space for an initial term of 5 years. In 2018, the Company renewed the sublease for an additional 5-year term with all other terms and conditions of the sublease remaining the same. The renewal term expired February 28, 2024 and was subsequently extended to September 30, 2024.

In February 2024, the Lease Agreement was extended. The Company accrues rent for the office space. The Company recognized rent expense of $61,200 and $59,257 in the three months ended June 30, 2024 and 2023, respectively, and $121,104 and $118,513 in the six months ended June 30, 2024 and 2023, respectively, all of which is classified as general and administrative expenses in the Company’s consolidated statements of operations and comprehensive loss. Accrued and unpaid rent expense included in the Company’s consolidated balance sheet was $1,591,200 and $1,468,800, as of June 30, 2024 and December 31, 2023, respectively.

In April 2017 the Company entered into a lease agreement with 83rd Street LLC to lease office space for an initial term of 2 years. In 2018, the Company renewed the lease for an additional 5-year term, with all other terms and conditions of the lease remaining the same. The renewal term expires February 28, 2024 and was subsequently extended to September 30, 2024. The sole member of 83rd Street is the Salmasi 2004 Trust (the “Trust”). As of December 31, 2023, the Trust holds approximately 15% of the Company’s outstanding capital stock. The Company’s CEO is the grantor of the Trust. The Company accrues rent for the office space. The Company recognized rent expense of $72,000 and $61,642 in the three months ended June 30, 2024 and 2023, respectively, and $137,095 and $123,284 in the six months ended June 30, 2024 and 2023, respectively, all of which is classified as general and administrative expenses in the Company’s consolidated statements of operations and comprehensive loss. Accrued and unpaid rent expense included in the Company’s consolidated balance sheet was $1,800,000 and $1,656,000, as of June 30, 2024 and December 31, 2023, respectively.

Related Party Debt

	As of June 30, 2024			As of December 31, 2023
	Principal	Accrued Interest	Total	Principal	Accrued Interest	Total
Nlabs Bridge Note	$9,500,000	$2,432,863	$11,932,863	$9,500,000	$1,957,863	$11,457,863
Nlabs Promissory Note	3,098,000	450,119	3,548,119	3,098,000	315,130	3,413,130
	$12,598,000	$2,882,982	$15,480,982	$12,598,000	$2,272,993	$14,870,993

In 2021 and 2022, NLabs made loans to the Company evidenced by promissory notes aggregating $9,500,000 (the “Bridge Notes”). The Bridge Notes bear interest on the outstanding principal at a rate of 10% per annum, calculated on the basis of a 365-day year. Principal and accrued interest are payable on the maturity date of the Notes. The original maturity date of the Bridge Notes was December 31, 2022, which was extended to December 31, 2023 and has been subsequently extended to September 30, 2024. The Company accounted for the extension as a modification of the Bridge Notes. The unpaid principal amount and accrued unpaid interest on the Bridge Notes are due and payable upon the date of the first to occur of: (i) the maturity date and (ii) the consummation of a debt or equity financing transaction with an unrelated third party. Interest expense for the three months ended June 30, 2024 and 2023 was $237,500 and $287,500, respectively. Interest expense for the six months ended June 30, 2024 and 2023 was $475,000 and $575,000, respectively.

In 2022 and 2023, NLabs made loans to the Company evidenced by promissory notes in the aggregate principal amount of $3,098,000 (the “Promissory Notes”). The Demand Notes bear interest on the outstanding principal amount at a rate of 10% per annum, calculated on the basis of a 365-day year. Principal and interest on the Promissory Notes is repayable upon the earlier of demand and December 31, 2023. The Demand Notes remained outstanding as of December 31, 2023 and subsequently extended to September 30, 2024. Interest expense for the three months ended June 30, 2024 and 2023 was $77,025 and $56,877, respectively. Interest expense for the six months ended June 30, 2024 and 2023 was $134,989 and $113,754, respectively.

Under the terms of the Business Combination Agreement (as amended), at closing the Bridge Notes and Demand Notes will be converted into newly- issued Plum securities at a price of $5.00 per share. Shares issued upon conversion of the Bridge Notes and the Demand Notes are not included as part of the consideration issued to holders of Company’s capital stock.

Veea Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2024 and 2023

Common Stock Warrants

In consideration for the guarantee by the Company’s CEO of the Company’s obligations under the 2021 Revolving Loan Agreement and a previously outstanding loan agreement with First Republic Bank, the Company issued warrants to purchase an aggregate of 2,430,000 shares of the Company’s common stock. The exercise price of the warrants is $.01 per share. The warrants are exercisable for a period of seven years. The warrants were equity classified and had a fair value of $2,189,014 on the date of grant which is recognized as deferred cost and amortized to interest expense over the life of the loan agreements.

In December 2021, the Company issued warrants to purchase 630,000 shares of common stock in connection with the Bridge Notes issued to NLabs. The exercise price of the warrants is $.01 per share. The warrants are exercisable for a period of seven years. The warrants were equity classified and had a relative fair value of $499,416 on the date of grant which was recognized as original issue discount on the Bridge Notes in the year ended December 31, 2021.

In 2022, the Company issued warrants to purchase 320,000 shares of common stock in connection with the Bridge Notes issued to NLabs. The exercise price of the warrants is $.01 per share. The warrants are exercisable for a period of seven years. The warrants were equity classified and had a fair value of approximately $253,816 on the date of grant which was recognized as original issue discount on the Bridge Notes in the year ended December 31, 2022.

CEO Expenses

The Company incurred expenses relating to ordinary course travel expenses of the Company’s Chief Executive Officer and founder (“CEO”) for travel made by the CEO on behalf of the Company. As of June 30, 2024 and December 31, 2023, the Company had accrued expenses reimbursable to the CEO in the aggregate amount of $89,075 and $179,075, respectively. During the six months ended June 30, 2024, the Company paid the CEO $150,000 in reimbursement of these expenses. The Company records the expenses as accrued expenses in the Company’s consolidated balance sheet.

11 –	COMMITMENTS AND CONTINGENCIES

Purchase Commitments with Contract Manufacturers and Suppliers

As of June 30, 2024, the Company had no unconditional purchase obligations for the purchase of goods or services from suppliers and contract manufacturers. Unconditional purchase obligations are obligations that are enforceable and legally binding on the Company and specify all significant terms, including quantities to be purchased, fixed, minimum or variable price provisions and the approximate timing of the transaction. Unconditional purchase obligations exclude agreements that are cancellable without penalty.

Leases

The Company leases office space in the U.S., including office space from related parties as disclosed in Note 10 - Related Party Transactions. These leases expire at various dates through 2025. Under the terms of the various lease agreements, the Company may bear certain costs such as maintenance, insurance and taxes. Lease agreements may provide for increasing rental payments at fixed intervals. The Company’s CEO has guaranteed the obligations under the office space leased in New Jersey. The Company also leases offices in the United Kingdom and France, under short-term arrangements of twelve months or less.

Veea Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2024 and 2023

	Six Months ended June 30,
	2024	2023
Lease cost:
Operating lease costs
Other than related parties	$179,943	$177,109
Related parties	258,199	241,796
Total	438,142	418,905
Short-term lease cost
Other than related parties	20,182	41,333
Related parties	-	-
Total	20,182	41,333
Variable lease cost
Other than related parties	2,606	9,244
Related parties	-	-
Total	2,606	9,244
Total lease cost	$460,930	$469,482

	Six Months ended June 30,
	2024	2023
Cash paid for amounts included in the measurement of lease liabilities
Operating lease costs
Other than related parties	$179,943	$177,109
Related parties	-	-
Total	$179,943	$177,109

Weight-average remaining lease term-operating leases

Other than related parties	0.8 years	1.8 years
Related Parties	- years	0.6 years
Aggregate	0.8 years	1.8 years

Weight-average discount rate-operating leases

Other than related parties	1.79%	1.79%
Related Parties	10.00%	10.00%
Aggregate	1.79%	5.03%

Veea Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2024 and 2023

Operating lease liabilities are based on the net present value of the remaining lease payments over the remaining lease term. In determining the net present value of its lease payments, the Company used an estimated incremental borrowing rate that is applicable to the Company based on the information available at the later of the lease commencement date, lease modification date, or the date of adoption of ASC 842. As of June 30, 2024, the maturities of the Company’s operating lease liabilities were as follows:

Year	Other than related parties	Related Parties	Total
Remainder of 2024	$200,251	$-	$200,251
2025	121,851	-	121,851
Total lease payements	322,102	-	322,102
Less: imputed interest	(21,862)	-	(21,862)
Present values of lease liabilities	$300,240	$-	$300,240
Operating lease liabilities current	300,240	-	300,240
Operating lease liabilities noncurrent	-	-	-
	$300,240	$-	$300,240

Warranties

The Company accrues the estimated cost of product warranties at the time of recognizing revenue. The Company’s standard product warranty terms generally include post-sales support and repairs or replacement of a product at no additional charge for a specified period of time. The Company engages in product quality programs and processes, including actively monitoring and evaluating the quality of its component suppliers. The estimated warranty obligation is based on contractual warranty terms, repair costs, current period product shipments and product failure rates. Warranty terms are generally limited to twelve months.

Indemnifications

In the normal course of business, the Company has indemnification obligations to other parties, including customers, lessors, and parties to other transactions with us, with respect to certain matters. The Company has agreed to indemnify against losses arising from a breach of representations or covenants or out of intellectual property infringement or other claims made against certain parties. These agreements may limit the time or circumstances within which an indemnification claim can be made and the amount of the claim.

It is not possible to determine the maximum potential amount for claims made under the indemnification obligations due to uncertainties in the litigation process, coordination with and contributions by other parties and the defendants in these types of cases, and the unique facts and circumstances involved in each particular case and agreement. To date, the Company has made no indemnity payments. In addition, the Company has entered into indemnification agreements with its officers and directors, and its Amended and Restated Bylaws contain similar indemnification obligations to its agents.

Litigation

In the normal course of business, the Company may become involved in various lawsuits and legal proceedings. While the ultimate results of these matters cannot be predicted with certainty, management does not expect them to have a material adverse effect on the financial position or results of operations of the Company.

Other Commitments

In connection with the Business Combination transaction, Veea agreed to pay certain legal expenses contingent upon the closing of the Business Combination. As of June 30, 2024, the amount of the deferred fees totaled approximately $800,000.

12 –	FAIR VALUE MEASUREMENTS

Money Market Funds

The Money Market Funds are classified within Level 1 as these securities are traded on an active public market. As of June 30, 2024 and December 31, 2023, the Company held approximately $167,000 and $120,000 in money market funds, respectively.

Veea Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2024 and 2023

13 –	EARNINGS PER SHARE

The computation of basic and dilutive net loss per share attributable to common stockholders for the three and six months ended June 30, 2024 and 2023 are as follows:

	Three Months ended June 30,
	2024	2023
Numerator:
Net loss	$(7,278,070)	$(7,070,774)
Denominator:
Weighted-average common shares outstanding - and diluted	7,265,469	7,243,514
Earnings per share:
Net loss	$(1.00)	$(0.98)

	Six Months ended June 30,
	2024	2023
Numerator:
Net loss	$(13,297,064)	$(11,371,007)
Denominator:
Weighted-average common shares outstanding - and diluted	7,254,491	7,227,160
Earnings per share:
Net loss	$(1.83)	$(1.57)

The following outstanding balances of securities have been excluded from the calculation of diluted weighted average common shares outstanding and diluted net loss per share for the three and six months ended June 30, 2024 and 2023 because the effect of including them would have been antidilutive.

	As of June 30,
	2024	2023
Convetible Notes	-	-
Preferred Stock
Series A-2 Preferred Stock	19,670,118	-
Series A-1 Preferred Stock	40,569,493	40,569,493
Series A Preferred Stock	35,920,813	35,920,813
Preferred Stock warrants	1,200,000	3,300,000
Common Stock warrants	3,880,000	3,880,000
Stock options issued under 201	345,531	345,531
Stock options issued under 201	4,330,036	7,122,250

14 –	SEGMENTATION

As described in Note 3, the Company operates as one reportable segment - sale of smart computing hubs and related subscriptions and licenses.

Major Customers

For the three and six months ended June 30, 2024 one customer accounted for 49% and 45% of the Company’s revenue, respectively. For the three and six months ended June 30, 2023, one customer accounted for approximately 99% of the Company’s revenue.

Long-lived Assets

The majority of the Company’s assets as of June 30, 2024 and December 31, 2023 were attributable to its U.S. operations. The Company’s long-lived assets are based on the physical location of the assets.

Veea Inc. and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2024 and 2023

The following table presents the Company’s long-lived assets, which consist of property and equipment, net, operating lease right-of-use assets and intangible assets information for geographic areas:

	2024	2023
Long-Lived Assets
United States
ROU Asset	$292,066	$545,411
PP&E, net	263,068	340,134
Goodwill	4,793,148	4,797,078
Intangible Assets, net	700,658	628,477
Total	$6,048,940	$6,311,100
Rest of World
PP&E, net	37,324	36,731
Intangible Assets, net	-	-
Total	$37,324	$36,731
Total long-lived assets	$6,086,264	$6,347,831

Refer to Note 3 – Summary of Significant Accounting Policies – Revenue Recognition for additional revenue information for geographic areas.

15 –	EMPLOYEE 401(k) PLAN

The Company sponsors a 401(k) plan (the “Plan”) to provide retirement benefits for its employees.

As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides for tax-deferred salary contributions and after-tax contributions for eligible employees. The Plan provides for tax-deferred salary contributions and after-tax contributions for eligible employees. Employee contributions are limited to a maximum annual amount as set periodically by the Internal Revenue Code. The Company matches pretax and Roth employee contributions up to 4% of eligible earnings that are contributed by employees. All matching contributions vest immediately. The Company’s matching contributions to the Plan for the six months ended June 30, 2024 and December 31, 2023 totaled $77,697 and $80,234, respectively.

16 –	SUBSEQUENT EVENTS

The Company evaluated subsequent events from June 30, 2024, the date of these financial statements, through September 13, 2024, the date on which the financial statements were issued (the “Issuance Date”), for events requiring recording or disclosure in the financial statements as of and for the six months ended June 30, 2024. The Company concluded that no events have occurred that would require recognition or disclosure in the financial statements, except as described below.

On January 15, 2024, the Company entered into a Purchase Agreement with iFREE Group Holdings Limited (“iFree”) to purchase up to 6,250 next generation TROLLEE™ smart retail carts (the “Units”), for a purchase price per unit not to exceed $800. The Company paid iFree a deposit of $5 million for the Units, which is to be refunded to the Company if the Units are not delivered to the Company on or before June 30, 2024. iFree granted the Company a security interest in the Units until delivery to the Company. The units were not delivered by June 30, 2024. On September 11, 2024 the Company and iFree signed an agreement providing for the return of the Company’s downpayment by November 15, 2024. Upon the return of the Company’s downpayment the Purchase Agreement will terminate.

On September10, 2024, the Business Combination Agreement was amended to provide, among other things, to provide for (1) an extension of the of the time to consummate the Business Combination to September 16, 2024 if the not consummated by such date the Business Combination Agreement automatically terminate; mutual releases for all past and present claims arising under the Business Combination Agreement through the amendment date.